675 Cochrane Drive, WestTower, Suite 630, Markham, Ontario, L3R 0B8, Canada
Tel: 1.416.246.9997 Fax: 1.866.280.5239 www.kalloinc.ca

Exhibit 99.1

Kallo Inc. - Business development update.

NEW YORK, NY – November 03, Kallo Inc. (OTC QB: KALO) In January 2014, Kallo and the Republic of Guinea signed a $200 million dollar supply contract for its MobileCare TM Program. Kallo and the Republic of Guinea have been working to conclude financing arrangements for the implementation of this contract. This process has taken much longer than originally anticipated due to the current challenges facing West Africa, which in particular has restricted travel to and from the region.

With financing arrangements now nearing completion, Kallo expects to begin production of the mobile clinics and specialist hospital in the first quarter of 2015.  The first set of mobile clinics is expected to be delivered in the second and third quarters of 2015, with the entire program scheduled for completion in 24 months from first delivery.

In response to a request from the Ministry of Health Ghana, Kallo has consolidated a proposal for countrywide healthcare delivery programs that includes Kallo's MobileCareTM, RuralCareTM and DialysisCareTM. Additionally, other West African countries have been in discussions with Kallo for the MobileCareTM and RuralCareTM programs. These countries include the Republic of Ghana, Sierra Leone and Nigeria.

About Kallo Inc.
Kallo offers a comprehensive healthcare delivery program dedicated to providing the most technologically advanced, innovative healthcare solution that is customized to the requirements of each country, including effective infectious disease management and customized Education and Training programs. The company's technology suite transforms healthcare delivery via rural healthcare, disease management, clinical globalization and eHealth solutions. For more information on Kallo and ongoing business developments, please visit www.kalloinc.ca

Notice regarding Forward-looking statements
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This news release contains forward-looking information within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements that include the words "believes", "expects", "anticipate" or similar expressions. Such forward looking-statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the company to differ materially from those expressed or implied by such forward-looking statements. In addition, description of anyone's past success, either financial or strategic, is no guarantee of future success. This news release speaks as of the date first set forth above and the company assumes no responsibility to update the information included herein for events occurring after the date hereof.

CONTACT:          Media Contact:
John Cecil
416 246 9997
http://www.kalloinc.ca//